December 3, 2014

Northern Lights Fund Trust III

4020 South 147th Street

Omaha, NE 68137

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 143 to the Registration Statement, File Nos. 333-178833 and 811-22655 (the "Registration Statement"), of Northern Lights Fund Trust III (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 143 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 143 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/  Thompson Hine LLP

THOMPSON HINE LLP

MVW/JMS

710719.27

EXHIBIT A

1	Cane Alternative Strategies Fund
2	Cozad Small Cap Value Fund
3	Counterpoint Tactical Income Fund
4	Discretionary Managed Futures Strategy Fund
5	Even Keel Managed Risk Fund
6	Even Keel Opportunities Managed Risk Fund
7	Even Keel Traveler Managed Risk Fund (formerly, the Even Keel Developed Markets Managed Risk Fund)
8	Even Keel Explorer Managed Risk Fund (formerly, the Even Keel Emerging Markets Managed Risk Fund)
9	Footprints Discover Value Fund
10	GL Macro Performance Fund
11	Good Harbor Tactical Core Developed Markets Fund
12	Good Harbor Tactical Core Emerging Markets Fund
13	Good Harbor Tactical Currency Strategy Fund
14	Good Harbor Tactical Equity Income Fund
15	Good Harbor Tactical Core US Fund
16	HCM Tactical Growth Fund
17	Issachar Fund
18	Marathon Value Portfolio
19	Newfound Multi-Asset Income Fund
20	Newfound Risk Managed Global Sectors Fund
21	Newfound Total Return Fund
22	Persimmon Long/Short Fund
23	Pinnacle Tactical Allocation Fund
24	RESQ Absolute Income Fund
25	RESQ Absolute Equity Fund
26	River Rock IV Fund
27	Roge Partners Fund
28	Swan Defined Risk Fund
29	Swan Defined Risk Emerging Markets Fund
30	Tactical Asset Allocation Fund
31	Taylor Xplor Managed Futures Strategy Fund
32	Teton Valley Fund
33	The Covered Bridge Fund
34	The Lifetime Achievement Fund
35	The Teberg Fund